Exhibit 99.1

For investor relations information, contact:	For trade press information, contact:
Jana Ahlfinger Bell, 972.819.0700	Kevin Nolan, 972.819.0710
e-mail: jbell@efji.com	e-mail: knolan@efji.com

EF Johnson Technologies, Inc. Nominates New Director

Irving, TX — April 10, 2009 — EF Johnson Technologies, Inc. (NASDAQ: EFJI) today announced the nomination of Bernard C. Bailey to stand for election at the annual stockholders’ meeting in May.

Mr. Bailey’s career spans over two decades of management experience in the high technology and security industries, including executive positions with Viisage Technology, IBM and Art Technology Group. He is currently the President and CEO of Paraquis Solutions LLC, a privately held consulting and IT services firm.

“We are pleased to nominate an executive of Bernard’s caliber for election to our Board,” said Michael Jalbert, president and chief executive officer of EF Johnson Technologies, Inc.  “EF Johnson Technologies will benefit greatly from his skills and experience in the high technology and security industry.”

Prior to founding Paraquis, Mr. Bailey, 55, was president and CEO of Viisage Technology, Inc., a leading provider of advanced technology identity solutions.  Under his four years of leadership, Viisage’s market capitalization grew from $60 million to over $1 billion.  During that period the company executed nine acquisitions, eventually culminating in the formation of L1 Identity Solutions, a NYSE listed company. Prior to Viisage, Mr. Bailey served in various executive roles, including COO at Art Technology Group (ATG), a leading provider of e-commerce software.  From 1984 to 2001 Mr. Bailey held a variety of finance, sales, marketing, and operations positions at IBM, where he also served in executive roles involved in the growth and development of IBM Global Service’s systems integration and consulting business lines.

Mr. Bailey serves as Chairman of the Board of Lasercard Corporation (NASDAQ: LCRD); director of Spectrum Control, Inc. (NASDAQ: SPEC); director of Point Blank Solutions, Inc. (NASDAQ: PBSO.PK); and director of Telos Corporation, a Virginia based defense contractor.  Mr. Bailey served on active duty for eight years as an officer in the US Navy, eventually retiring as a Captain from the US Naval Reserve. Mr. Bailey’s educational background includes an undergraduate degree from the United States Naval Academy, a Masters Degree in Engineering from the University of California - Berkeley, a Masters Degree in Systems Management from the University of Southern California and an MBA in Finance from George Washington University.

In announcing Bailey’s nomination, the Board also disclosed that, after 13 years of distinguished service, Winston J. Wade has informed the Board of Directors that he intends to retire as a director of the Company at the end of his current term.  Mr. Wade will not seek re-election to the board at the Company’s annual meeting of stockholders, scheduled for May 27, 2009.

“It is impossible to overstate the contributions of Win Wade,” said Jalbert.  “He is the type of individual who constantly challenges everyone to think outside the box.  We will miss his counsel, advice and contributions.  We’d like to thank Win for his tenure at EF Johnson and express our gratitude for his many years of service.”

Mr. Wade has served on the Company’s board since 1996, and currently serves as a member of the board’s Audit Committee and Governance and Nominating Committee.  Mr. Wade stated that the decision not to stand for re-election was not due to any disagreement with the Company’s operations, policies or practices.

Dr. Edward H. Bersoff will seek re-election to the Board at the annual stockholders’ meeting to be held May 27, 2009.  The Board fixed April 2, 2009, as the record date for determining holders of EFJI common stock entitled to notice of, and to vote at, the annual meeting.

About EF Johnson Technologies, Inc.

Headquartered in Irving, Texas, EF Johnson Technologies, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International names. For more information, visit http://www.EFJohnsonTechnologies.com.

Safe Harbor
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the level of demand for the company’s products and services, reliance on contract manufacturers, the timely procurement of necessary manufacturing components, software feature development and the implementation of application software, successful integration of the system components, dependence on continued funding of governmental agency programs, general economic and business conditions, and other risks detailed in the company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2008 and in the company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release and the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.